Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160

                SILGAN HOLDINGS ANNOUNCES FIRST QUARTER EARNINGS
                      AND CONFIRMS FULL YEAR 2008 ESTIMATE



STAMFORD, CT, April 23, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported first quarter 2008 net income of $21.2 million, or $0.55 per diluted share, as compared to first quarter 2007 net income of $28.5 million, or $0.75 per diluted share. Results for 2008 included pre-tax rationalization charges of $4.7 million, or $0.08 per diluted share net of tax. Results for 2007 included pre-tax rationalization charges of $1.1 million, or $0.02 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"We are pleased with our performance for the first quarter of 2008, resulting in adjusted net income per diluted share of $0.63, and are positive in our outlook for the year," said Tony Allott, President and CEO. "Consistent with our earnings guidance, our results were behind the strong first quarter of 2007, which benefited from the inventory build of metal food containers, the beneficial timing of resin declines which had not yet been passed through to customers in the

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SILGAN HOLDINGS
April 23, 2008
Page 2


plastic container business and the sale of certain previously leased capping equipment in the closures business. Our metal food container business exceeded our expectations due to effective cost management and strong manufacturing performance. Our closures business performed as expected and benefited from the recognition of a fee associated with the delayed closing of the Brazilian operation which was acquired in April 2008. Volumes in our plastic container business, which were flat year-over-year, were lower than expected for the quarter, as growth from new projects was offset by softer general demand levels," continued Mr. Allott. "In addition, as part of our ongoing efforts to streamline operations and reduce operating costs, we have approved plans to close our Tarrant, Alabama metal food container manufacturing facility and our Richmond, Virginia plastic container manufacturing facility and to consolidate certain activities and administrative positions within our European closures operations. Based on the first quarter results, we have increased confidence in our full year earnings estimate despite uncertain macroeconomic conditions," concluded Mr. Allott.

Net sales for the first quarter of 2008 were $679.8 million, an increase of $29.0 million, or 4.5 percent, as compared to $650.8 million in 2007. This increase was primarily the result of higher average selling prices across all businesses largely attributable to the pass through of higher raw material and other manufacturing costs and favorable foreign currency translation, partially offset by lower unit volumes in the metal food container business.

Income from operations for the first quarter of 2008 was $49.8 million, a decrease of $12.3 million, or 19.8 percent, as compared to $62.1 million for the first quarter of 2007, and operating margin decreased to 7.3 percent from 9.5 percent for the same periods. The decrease in income from operations was primarily attributable to higher rationalization charges incurred in the first quarter of 2008, benefits impacting the first quarter of 2007 from the provisional inventory build of metal food containers and the benefit in the first quarter of 2007 due to the lagged pass through of declines in resin costs in the plastic container business.

Interest and other debt expense for the first quarter of 2008 was $16.3 million, an increase of $0.2 million as compared to 2007. This increase was primarily due to the effects of higher average borrowings, largely offset by lower market interest rates.

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


SILGAN HOLDINGS
April 23, 2008
Page 3


Metal Food Containers

Net sales of the metal food container business were $351.2 million for the first quarter of 2008, an increase of $5.6 million, or 1.6 percent, as compared to $345.6 million in 2007. This increase was primarily the result of higher average selling prices as a result of the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes.

Income from operations of the metal food container business decreased in the first quarter of 2008 to $25.1 million as compared to $28.8 million in 2007, and operating margin decreased to 7.1 percent from 8.3 percent over the same periods. This decline was primarily a result of benefits derived in the first quarter of 2007 from a decision to build inventory levels, lower unit volumes and higher depreciation expense as a result of higher than normal capital spending in 2007, partly offset by the benefits attributable to the closing of the St. Paul, Minnesota and Stockton, California manufacturing facilities, general cost reductions and improved manufacturing efficiencies. The first quarter of 2008 included total rationalization costs of $1.3 million related to ongoing costs to exit the St. Paul manufacturing facility as well as initial costs incurred for the recently announced shutdown of the Tarrant manufacturing facility. The first quarter of 2007 included rationalization costs of $1.1 million related to costs to exit the St. Paul and Stockton manufacturing facilities.

Plastic Containers

Net sales of the plastic container business were $172.2 million in the first quarter of 2008, an increase of $9.8 million, or 6.0 percent, as compared to $162.4 million in 2007. This increase was due to higher average selling prices as a result of the pass through of higher raw material costs and the impact of favorable foreign currency translation.

Income from operations in the plastic container business for the first quarter of 2008 was $12.6 million, a decrease of $7.2 million as compared to $19.8 million in 2007, and operating margin decreased to 7.3 percent from 12.2 percent over the same periods. This decline was attributable to the negative effects from the lagged pass through of escalating resin costs experienced in the first quarter of 2008 as compared to the benefit from the lagged pass through of declines in resin

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SILGAN HOLDINGS
April 23, 2008
Page 4


costs in the first quarter of 2007, rationalization charges of $0.8 million related to the shutdown of the Richmond manufacturing facility and higher depreciation expense.

Closures

Net sales of the closures business were $156.4 million in the first quarter of 2008, an increase of $13.6 million, or 9.5 percent, as compared to $142.8 million in 2007. This increase was primarily the result of favorable foreign currency translation, higher average selling prices due to the pass through of higher raw material costs and an increase in unit volumes in the domestic closure operations, partially offset by a less favorable mix of products sold.

Income from operations in the closures business for the first quarter of 2008 decreased $1.3 million to $14.5 million as compared to $15.8 million in 2007, and operating margin decreased to 9.3 percent from 11.1 percent over the same periods. This decrease was primarily attributable to rationalization charges of $2.6 million recognized in the first quarter of 2008 related to the streamlining of certain operations and consolidation of various administrative positions in Europe as well as the benefits recognized in the first quarter of 2007 from the sale of certain previously leased capping equipment, partially offset by management fee income of $2.2 million from the management of the Brazilian White Cap closures operation up until it was acquired from Amcor Limited in April 2008.

Dividend

On March 25, 2008, the Company paid a quarterly cash dividend in the amount of $0.17 per share to holders of record of common stock of the Company on March 11, 2008. This dividend payment aggregated $6.5 million.

Outlook for 2008

The Company is reaffirming its estimate of adjusted net income per diluted share for the full year of 2008 in the range of $3.45 to $3.65. This estimate excludes rationalization charges, currently estimated at $0.14 per diluted share, and includes the impact of the recently acquired Vem closures business in Spain and China and the Brazilian White Cap closures operation.

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SILGAN HOLDINGS
April 23, 2008
Page 5


The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2008, which excludes rationalization charges, in the range of $0.75 to $0.85, as compared to adjusted net income per diluted share of $0.74 in the second quarter of 2007.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the first quarter of 2008 at 11:00 a.m. eastern time on April 23, 2008. The toll free number for domestic callers is (888) 204-4517, and the number for international callers is (913) 312-4376. For those unable to listen to the live call, a taped rebroadcast will be available through May 7, 2008. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 3791410.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2007 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                     * * *


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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)



                                                      2008           2007
                                                      ----           ----

Net sales                                            $679.8         $650.8

Cost of goods sold                                    589.7          550.7
                                                     ------         ------

     Gross profit                                      90.1          100.1

Selling, general and administrative expenses           35.6           36.9

Rationalization charges                                 4.7            1.1
                                                     ------         ------

     Income from operations                            49.8           62.1

Interest and other debt expense                        16.3           16.1
                                                     ------         ------

     Income before income taxes                        33.5           46.0

Provision for income taxes                             12.3           17.5
                                                     ------         ------

     Net income                                      $ 21.2         $ 28.5
                                                     ======         ======

Earnings per share:
     Basic net income per share                       $0.56          $0.76
     Diluted net income per share                     $0.55          $0.75

Cash dividends per common share                       $0.17          $0.16

Weighted average shares (000's):
     Basic                                           37,754         37,613
     Diluted                                         38,189         38,105

                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)


                                               2008         2007
                                               ----         ----
Net sales:
     Metal food containers                    $351.2       $345.6
     Plastic containers                        172.2        162.4
     Closures                                  156.4        142.8
                                              ------       ------
         Consolidated                         $679.8       $650.8
                                              ======       ======

Income from operations:
     Metal food containers (a)                $ 25.1       $ 28.8
     Plastic containers (b)                     12.6         19.8
     Closures (c)                               14.5         15.8
     Corporate                                  (2.4)        (2.3)
                                              ------       ------
         Consolidated                         $ 49.8       $ 62.1
                                              ======       ======


                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)

                                                             March 31,        March 31,       Dec. 31,
                                                               2008             2007            2007
                                                               ----             ----            ----
Assets:
     Cash and cash equivalents                               $  169.2         $   22.9       $   95.9
     Trade accounts receivable, net                             282.1            274.7          219.8
     Inventories                                                517.7            495.2          427.8
     Other current assets                                        29.5             37.1           27.7
     Property, plant and equipment, net                         937.3            904.9          939.6
     Other assets, net                                          439.3            409.3          429.2
                                                             --------         --------       --------
         Total assets                                        $2,375.1         $2,144.1       $2,140.0
                                                             ========         ========       ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt                     $  366.1         $  331.0       $  378.0
     Current and long-term debt                               1,225.8          1,135.3          992.5
     Other liabilities                                          266.4            284.6          269.4
     Stockholders' equity                                       516.8            393.2          500.1
                                                             --------         --------       --------
         Total liabilities and stockholders' equity          $2,375.1         $2,144.1       $2,140.0
                                                             ========         ========       ========


     (a) Includes rationalization charges of $1.3 million and $1.1 million in 2008 and 2007, respectively.
     (b) Includes  rationalization  charge of $0.8 million in 2008.
     (c) Includes rationalization charges of $2.6 million in 2008.

                              SILGAN HOLDINGS INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)


                                                                  2008            2007
                                                                  ----            ----
Cash flows provided by (used in) operating activities:
     Net income                                                  $ 21.2          $ 28.5
     Adjustments to reconcile net income to net cash
       used in operating activities:
         Depreciation and amortization                             36.0            32.5
         Rationalization charges                                    4.7             1.1
         Other changes that provided (used) cash, net
           of effects from acquisitions:
              Trade accounts receivable, net                      (52.7)          (39.5)
              Inventories                                         (73.3)          (66.3)
              Trade accounts payable and other changes, net        49.5            21.4
                                                                 ------          ------
         Net cash used in operating activities                    (14.6)          (22.3)
                                                                 ------          ------

Cash flows provided by (used in) investing activities:
     Purchases of businesses, net of cash acquired                (10.5)           (7.8)
     Capital expenditures                                         (23.8)          (37.5)
     Proceeds from asset sales                                      0.2             --
                                                                 ------          ------
         Net cash used in investing activities                    (34.1)          (45.3)
                                                                 ------          ------

Cash flows provided by (used in) financing activities:
     Dividends paid on common stock                                (6.5)           (6.1)
     Net borrowings and other financing activities                128.5            79.9
                                                                 ------          ------
         Net cash provided by financing activities                122.0            73.8
                                                                 ------          ------

Cash and cash equivalents:
     Net increase                                                  73.3             6.2
     Balance at beginning of year                                  95.9            16.7
                                                                 ------          ------
     Balance at end of period                                    $169.2          $ 22.9
                                                                 ======          ======



                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                         For the quarter ended March 31,

                                     Table A
                                     -------


                                                        First Quarter
                                                        -------------
                                                     2008            2007
                                                     ----            ----

Net income per diluted share as reported            $0.55           $0.75

Adjustments:
  Rationalization charges, net of tax                0.08            0.02
                                                    -----           -----

Adjusted net income per diluted share               $0.63           $0.77
                                                    =====           =====



                              SILGAN HOLDINGS INC.
           RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                   (UNAUDITED)
                         For the quarter and year ended,

                                     Table B
                                     -------


                                                        Second Quarter                 Year Ended
                                                        --------------                 ----------
                                                           June 30,                   December 31,
                                                           --------                   ------------
                                                      Estimated      Actual        Estimated      Actual
                                                      ---------      ------        ---------      ------
                                                    Low      High                Low      High
                                                    2008     2008     2007       2008     2008     2007
                                                    ----     ----     ----       ----     ----     ----
Net income per diluted share as estimated
  for 2008 and as reported for 2007                $0.71    $0.81    $0.70      $3.31    $3.51    $3.22

Adjustments:
  Rationalization charges, net of tax               0.04     0.04     0.04       0.14     0.14     0.10
                                                   -----    -----    -----      -----    -----    -----
Adjusted net income per diluted share
  as estimated for 2008 and presented for 2007     $0.75    $0.85    $0.74      $3.45    $3.65    $3.32
                                                   =====    =====    =====      =====    =====    =====

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.